New World Appeals Nasdaq Determination

Note: This Amends a Release Issued Yesterday. Additional Information is in the Last Sentence of Paragraph 2.

EATONTOWN, N.J., Sept. 12 /PRNewswire/ -- New World Coffee-Manhattan Bagel, Inc. (Nasdaq: NWCI) today announced that it received a Nasdaq Staff Determination on September 7, 2001 asserting violations of two rules and that its securities are, therefore, subject to delisting from the Nasdaq National Market. New World is filing an appeal, and has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

According to the Nasdaq staff, the Company violated Marketplace Rule 4350(i)(1)(C)(ii)(b) -- issuing more than 20% of its common stock in connection with an acquisition--and Marketplace Rule 4350(i)(1)(D)(ii) -- issuing more than 20% of its common stock below market or book value -- in each case without prior stockholder approval. Based on the nature of such violations, Nasdaq staff also raised a Public Interest Concern under Marketplace Rule 4330(a) (3).

"We are seeking a hearing before a Nasdaq appeal panel," said New World Chairman Ramin Kamfar. "In addition, we are confident we will be able to fulfill the requirements to relist our common stock on a suitable exchange."

New World is the nation's largest bagel bakery company and a leader in the 'fast casual' sandwich industry. The Company operates stores primarily under the Einstein Bros and Noah's New York Bagels brands, and primarily franchises stores under the Manhattan Bagel Company and Chesapeake Bagel Bakery brands. As of July 3, 2001 the Company's retail system consisted of 499 company-owned stores and 303 franchised and licensed stores in 35 states and the District of Columbia. The Company also operates four dough production facilities and a coffee roasting plant.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company's SEC filings.

/CONTACT:  General  Media,  Stacie  Lange  of  New  World,  +1-303-568-8126;  or
Financial    media-investors,    Bill   Parness   of   Parness   &   Associates,
+1-732-290-0121, or parnespr@optonline.net/